EXHIBIT 99.1

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – June 16, 2010 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend.  Common stockholders of record as of July 15, 2010 will be paid the dividend on August 2, 2010.
The $0.05 per share dividend represents a reduction from the prior quarterly dividend of $0.09 per share.  In announcing the dividend, Chairman William C. Hanse stated, “We have made the difficult but prudent decision to reduce our cash dividend on common shares.  While we recognize our commitment to provide value to our shareholders, we are also cognizant of the current uncertain times.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The banking industry continues to operate in a very difficult economic environment as a result of the prolonged recession.  Our management team has been addressing all challenges and, as a result, the Corporation remains profitable and exceeds all applicable regulatory capital requirements.  The Board of Directors remains dedicated to our shareholders as well as the bank’s unique tithing mission.  This dividend level allows the Corporation to retain the earnings which supports the capital position to insure the Corporation remains healthy and well capitalized for the future.”
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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